EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the Molex Incorporated 2008 Stock Incentive Plan, as amended and restated, and the Molex Incorporated Employee Stock Purchase Plan, as amended and restated, of our reports dated August 5, 2011, with respect to the consolidated financial statements and schedule of Molex Incorporated and the effectiveness of internal control over financial reporting of Molex Incorporated included in its Annual Report (Form 10-K) for the year ended June 30, 2011, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP Chicago, Illinois

November 23, 2011